Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: (336) 741-5165	Media:	Jane Seccombe (336) 741-5068	RAI 2014-18

Reynolds American celebrates 10th anniversary

WINSTON-SALEM, N.C. – Aug. 1, 2014 – Reynolds American Inc. (NYSE: RAI) celebrated its 10th anniversary today with a closing bell ceremony at the New York Stock Exchange.

Susan M. Cameron, RAI’s president and chief executive officer, joined a group of company employees ringing the closing bell at the New York Stock Exchange, recognizing the decade since the then-newly created company started publicly trading after the business combination between R.J. Reynolds Tobacco and Brown & Williamson in 2004.

“I couldn’t be more proud of the great progress we’ve made since the merger and the start of our transformation journey,” Cameron said. “Over the past decade, we’ve driven change across our companies and industry, found new opportunities for sustainable growth, and returned excellent value to our shareholders. Thanks to our employees and our companies’ powerful key brands, we’re well on the way to our ultimate goal of achieving market leadership in a transformed tobacco industry.”

In the 10-year period through June 30, 2014, RAI generated a superior total shareholder return of 542 percent, outpacing the S&P 500’s 112 percent.

RAI announced on July 15 that it plans to acquire Lorillard, Inc., and its strong flagship cigarette brand, Newport. The transaction is expected to close in the first half of 2015 after regulatory clearance, and shareholder and other approvals.

Web Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include two of the best-selling cigarettes in the U.S.: Camel and Pall Mall. These brands, and its other brands, including Winston, Kool, Doral, Salem, Misty and Capri, are manufactured in a variety of styles and marketed in the U.S.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the Zonnic brand name.

•	R.J. Reynolds Vapor Company makes and markets VUSE e-cigarettes, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn how RAI and its operating companies are transforming the tobacco industry, go to the RAI website, Transforming Tobacco.

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